Exhibit 10.1

Online Virtual Office Agreement

Agreement Date : Thursday, December 10, 2009        Confirmation No : 8192-182435

Business Center Details

NJ, Bridgewater - Bridgewater (HQ)

Address	1200 Route 22 East Bridgewater New Jersey 08807 United States of America

Sales Manager	Reginald Jefferson

Client Details

Company Name	Energy Edge Technologies Corp.

Contact Name	Robert Holdsworth

Address
United States of America

Phone	+ (908)5001643

Email	rholdsworth@energyet.com

Virtual Office Payment Details   (exc. tax and exc. services)

Virtual Office Type :   Mailbox Plus

Total per month (USD) :	$69.00

Initial Payment:

First month's fee :	$40.06

One Time Registration Fee :	$49.00

Service Retainer:	$0.00

Total Initial Payment:	$89.06

https://www.regus.com/ServiceAgreement/ServiceAgreement.aspx?id=LT7LW%2b2dhp...    12/14/2009

Monthly Payment:

Total Monthly Payment thereafter:	$69.00

Length of Agreement :

Start Date Monday, ~~December 14, 2009~~ February 3, 2010    End Date   Frid~~ay, December 31, 2010~~  January 31, 2011

All agreements end on the last calendar day of the month.

Terms and Conditions

We are HQ Global Workplaces, LLC [Regus], please click the link below for terms and conditions.

☑  I accept the terms and conditions

Confirm by typing your name in the box below

Name :     Robert Holdsworth     on behalf of Energy Edge Technologies Corp.

Signed on Thursday, December

I confirm these details are correct to the best of my knowledge

https:/ywww.regus.com/ServiceAgreement/ServiceAgreement.aspx?id=LT7LW%2b2dhp...    12/14/2009

1. Product Definition	4. Use
1.1 Mailbox Plus: Entitles the Client to receive mail at the Regus Center specified in this Agreement ("designated Center"). The Client may use the address of the designated Center for business correspondence subject to exception in certain locations. The Client is not permitted to use the address of the designated Center as their registered office address unless permitted by law [and by Regus] and (if relevant) by local compliance rules.
1.2 Telephone Answering: Entitles the Client to a local telephone number determined by Regus in the designated Center, personalized call answering service during normal business hours, and after business hours and weekend voicemail access.
1.3 Virtual Office and Virtual Office Plus: Includes all services detailed in sections 1.1 and 1.2. In addition the Client is entitled to receive faxes at the designated Center. Due to postal requirements, in the United States only, the Virtual Office product provides 2 days of private office usage per month at the designated Center. Globally, the Virtual Office Plus product provides 5 days of private office usage per month at the designated Center, subject to availability.
2. This Agreement
2.1 Comply with House Rules: The Client must comply with any House Rules which Regus impose generally on users of the designated Center. Such rules are developed and/or imposed to protect Client's use of the designated Center for work.
The House Rules vary from country to country and from Center to Center and these can be requested locally.
2.2 Duration: This Agreement lasts for the period stated in it and then will be extended automatically for successive periods equal to the current term but no less than 3 months (unless legal renewal term limits apply) until brought to an end by the Client or by Regus. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be at the then prevailing market rate.
2.3 Bringing this Agreement to an end: Either Regus or the Client can terminate this Agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if this Agreement, extension or renewal is for three months or less and either Regus or the Client wishes to terminate it, the notice period is two months or (if shorter) one week less than the period stated in this Agreement.
2.4. Ending this Agreement immediately: To the maximum extent permitted by applicable law, Regus may put an end to this Agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right, or (c) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use which shall be determined at Regus' sole discretion.
If Regus puts an end to this Agreement for any of these reasons it does not put an end to any outstanding obligations, including the payment of any additional services used as well as the monthly fee for the remainder of the period for which this Agreement would have lasted if Regus had not ended it.
2.5 If the Center is no longer available: In the event that Regus is no longer able to provide the services at the designated Center stated in this Agreement then this agreement will end and the Client will only have to pay monthly fees up to the date it ends and for the additional services the Client has used. Regus will try to find suitable alternative for the Client at another designated Center.
2.6 Employees: While this Agreement is in force and for a period of six months after it ends, neither Regus nor the Client may knowingly solicit or offer employment to any of the other's staff employed in the designated Center. This obligation applies to any employee employed at the designated Center up to that employee's termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of one year's salary for any employee concerned. Nothing in this clause shall prevent either Regus or the Client from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.
2.7 Client Representation of Regus Employees: Throughout the duration of this agreement, Client agrees that neither Client, nor any of Client's partners, members, officers or employees will represent, or otherwise provide legal counsel to, any of Regus' current or former employees in any dispute with, or legal proceeding against, Regus, or any of Regus' affiliates, members, officers or employees.
2.8 Notices: All formal notices must be in writing to the address first written on the front page of the Agreement. It is the Client's responsibility to keep their address of record up to date with the designated Center at all times.
2.9 Confidentiality: The terms of this Agreement are confidential. Neither Regus nor the Client may disclose them without the other's consent unless required to do so by law or an official authority. This obligation continues after this Agreement ends.
2.10 Applicable Law: This Agreement is interpreted and enforced in accordance with the law of the place where the designated Center is located. Regus and the Client both accept the exclusive jurisdiction of the courts of such jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan ail agreements will be interpreted and enforced by the Tokyo District Court.
2.11 Enforcing this Agreement: The Client must pay any reasonable and proper costs including legal fees that Regus incurs in enforcing this Agreement.
3. Compliance
3.1 Compliance with the law: The Client must comply with ail relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the Business Center. The Client must not do anything that may interfere with the use of the Center by Regus or by others, cause any nuisance or annoyance, increase the insurance premiums Regus has to pay, or cause loss or damage to Regus (including damage to reputation) or to the owner of any interest in the building which contains the Center the Client is using. The Client acknowledges that (a) the terms of the foregoing sentence are a material inducement in Regus' execution of this agreement and (b) any violation by the Client of the foregoing sentence shall constitute a material default by the Client hereunder, entitling Regus to terminate this agreement, without further notice or procedure. 3.2 Data protection: The Client's personal data may be transferred outside the European Union where Regus has a Center for the purposes of providing the services herein. Regus has adopted internal rules to ensure data protection in accordance with European regulations.
4.1 The Client must not carry on a business that competes with Regus' businessof providing serviced office accommodations and virtual offices.
4.2 The Client's name and address: The Client may only carry on that business in its name or some other name that Regus previously agrees.
4.3 Use of the Center Address: The Client may use the designated Center address as its business address. Any other uses are prohibited without Regus' prior written consent.
5. Regus' Liability
To the maximum extent permitted by applicable law, Regus will not be liable for any loss sustained as a result of Regus' failure to provide a service as a result of any mechanical breakdown, strike, or termination of Regus' interest in the building containing the Center.. THE CLIENT EXPRESSLY AND SPECIFICALLY AGREES TO WAIVE, AND AGREES NOT TO MAKE, ANY CLAIM FOR DAMAGES, DIRECT, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL, INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS, REVENUE, PROFITS OR DATA, FOR ANY REASON WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY FAILURE TO FURNISH ANY SERVICE PROVIDED HEREUNDER, ANY ERROR OR OMISSION WITH RESPECT THERETO, FROM FAILURE OF ANY AND ALL COURIER SERVICE TO DELIVER ON TIME OR OTHERWISE DELIVER ANY ITEMS (MAIL, PACKAGES, ETC.) OR ANY INTERRUPTION OF SERVICES.
6. Fees
6.1 Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise and any other taxes and license fees which the Client is required to pay to any governmental authority (and, at Regus' request, will provide to Regus evidence of such payment) and (ii) any taxes paid by Regus to any governmental authority that are attributable to the accommodation, where applicable, including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.
6.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months of the monthly fee upon entering into this Agreement. This will be held by Regus without generating interest as security for performance of all the Client's obligations under this Agreement. The service retainer/deposit, or any balance after deducting outstanding fees, and other costs due to Regus, will be returned to the Client after the Client has settled their account with Regus and funds have cleared. Regus may require the Client to pay an increased retainer/deposit if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fail to pay Regus' fees when due.
6.3 Registration Fee: The Client will be charged a one-time registration fee. This fee is listed in the House Rules.
6.4 Late payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. Regus also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodation, where applicable) while there are any outstanding fees and/or interest or the Client is in breach of this Agreement.
6.5 Insufficient Funds: The Client will pay a fee for any returned check or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.
6.6 Regus will increase the monthly virtual office fee each and every anniversary of the start date of this agreement by a percentage amount equal to the increase in the All Items Retail Prices Index, or such other broadly equivalent index which Regus substitutes provided that if the foregoing increase is not permitted by applicable law, then the monthly virtual office fee shall be increased as specified in the House Rules. This will only apply to agreements that have an original start and end date constituting more than a 12 month term. Renewals will be renewed as per clause 2.2 above and only those renewals with a start and end date constituting a term of over 12 months will have the same increase applied.
6.7 Standard services: The monthly fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by Regus at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House Rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.
6.8 Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with Regus' published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

Terms and Conditions - August 2009 - Iveber